Exhibit 99.1

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

                     REPORTS ANNUAL AND 4TH QUARTER EARNINGS


     AUSTIN, TEXAS, April 3, 2003 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the fourth quarter and year-end 2002.
     For the year ended December 31, 2002, APS reported total revenues of $26,392,000 versus $22,999,000 in 2001. Earnings of $3,411,000 compared to a loss of $578,000 in 2001. Diluted earnings per share was $1.45 versus a loss of $.25 in 2001. For the three months ended December 31, 2002, revenues were $6,950,000 versus $5,239,000 in the comparable period a year ago. The net earnings for the quarter was $64,000, compared to a loss of $1,105,000 in last year's fourth quarter. Diluted earnings per share was $0.03 for the quarter ended December 31, 2002 versus a loss of $.47 in the year-ago period.

     Ken Shifrin, APS Chairman of the Board stated, "We are pleased with the Company's results over a broad range of performance criteria. Our two core businesses both had outstanding years, our long-term investments yielded significant profits and cash flow, we created a balance sheet with great strength and liquidity and we narrowed the focus of our business model with the divestiture of our environmental segment. Operating income in the fourth quarter tracked the earlier quarters of 2002, but was impacted by adjustments to our federal income tax estimates."

     Mr. Shifrin continued, "In what turned out to be a very difficult year for financial markets, our Investment Services segment performed above our expectations, producing increases in revenues and earnings over 2001. We expected good results from our Insurance Services segment and we were not disappointed. Taken together, revenues in our core businesses increased 13% over the prior year and operating income increased 42%. The outlook continues to be promising for these businesses in 2003.

     During 2002 we sold approximately two thirds of the stock held in Prime Medical Services, Inc. in a move that produced $2.9 million in pretax gain and $10.7 million in cash. Our remaining Prime investment benefited from the growth in Prime's stock price and is worth approximately $6 million at today's market price. Proceeds of the sale were first used to pay income taxes and to eliminate all debt. The balance was invested primarily in government and other safe, liquid securities."

     Mr. Shifrin concluded, "We feel confident in our future. With positive trends in our core businesses and substantial liquidity, we are well positioned to seek complimentary growth opportunities."

     APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors; brokerage and investment services to institutions and high net worth individuals; and dedicated care facilities for Alzheimer's patients. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

     This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

For further information, visit APS' website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or) Mr. W. H. Hayes, Sr. Vice President - Finance American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512)328-0888

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                              Three Months Ended                  Year Ended
                                                                December 31,                      December 31,
                                                            -------------------------        -----------------------
                                                              2002              2001          2002           2001
                                                              ----              ----          ----            ----

Revenues                                                   $  6,950           $5,239        $26,392        $22,999

Expenses                                                      6,399            5,737         23,287         22,247
                                                              -----            -----         ------         ------

Operating income (loss)                                         551             (498)         3,105            752

Gain on sale of investments                                      --               --          2,855             --
                                                              -----            -----         ------         -------

Earnings (loss) from continuing operations
before interest, income taxes, minority
interest and equity in unconsolidated affiliates                551             (498)        5,960             752

Interest income                                                 105               30           195             121

Interest expense                                                 --               72            24             465

Income tax expense (benefit)                                    516           (1,316)        2,415            (952)

Minority interest                                                76               52           261             157

Equity in loss of unconsolidated affiliates                      --           (3,129)          (44)         (3,191)
                                                               -----           ------        ------         -------

Earnings (loss) from continuing operations                       64           (2,405)        3,411          (1,988)

Discontinued operations:
         Profit from discontinued operations net of
         income tax of $670 and $727 for the three
         months and year ended December 31, 2001,
         respectively.                                           --            1,300            --           1,410
                                                               -----           ------        -------        -------

Net earnings (loss)                                           $  64          $(1,105)       $3,411          $ (578)
                                                              ======         ========       ========        =======

         Diluted earnings (loss) per share:

         Earnings (loss) from continuing
              operations                                      $0.03           $(1.03)        $1.45           $(.85)

         Discontinued operations                                 --             0.56            --            0.60
                                                              ------           ------       ------            -----

         Net earnings (loss)                                  $0.03           $(0.47)        $1.45          $(0.25)
                                                              ======          =======       ======          =======

  Weighted average shares outstanding (diluted)               2,236            2,343         2,345           2,343


For further information, visit APS" website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or) Mr. W. H. Hayes, Sr. Vice President - Finance American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512)328-0888